Exhibit 1

CALVIN S. KOONCE
2020 TRUST FOR THE DESCENDANTS OF
[***]

December 11, 2020

CERTAIN MATERIAL HAS BEEN REDACTED FROM THIS EXHIBIT PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST MADE WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Prepared by
Roetzel & Andress LPA
850 Park Shore Drive
Trianon Centre, 3rd Floor
Naples, Florida 34103
239-649-6200

TABLE OF CONTENTS

Article 1 Family	1

Article 2 Transfers to Trust	1

Article 3 Irrevocable Provision	1

Article 4 Trust Administration	1
4.1	Beneficiaries	2
4.2	Discretionary Distributions	2
4.3	Equalization Distributions	2
4.4	Intent	2
4.5	Discretionary Termination	2
4.6	Generational Division	3
4.7	Termination of Trust	3
4.8	Alternative Distribution	3

Article 5 Provisions Governing Trustees		3
5.1	Trusts Created Pursuant to Generational Divide	3
5.2	Incapacity of Trustee	4
5.3	Resignation	4
5.4	Appointment of Co-Trustee	4
5.5	Power to Name Other Trustees	4
5.6	Powers of Successor Trustees	4
5.7	Accountings	5
5.8	Acts by Other Fiduciaries	5
5.9	Court Supervision	5
5.10	Compensation	5
5.11	Indemnity	5
5.12	Multiple Trustees	5

Article 6 Spendthrift Provision		6

Article 7 Generation-Skipping Tax Provisions		6
7.1	Protection of Exempt Status	6
7.2	Operation of Separate Trusts	6

Article 8 Fiduciary Powers		7
8.1	Type of Assets	7
8.2	Original Assets	7
8.3	Tangible Personal Property	7
8.4	Financial Accounts	7
8.5	Specific Securities	7
8.6	Property Transactions	8

i

8.7	Borrow Money	8
8.8	Maintain Assets	8
8.9	Insurance	8
8.10	Advisors	8
8.11	Indirect Distributions	8
8.12	Non-Pro Rata Distribution	9
8.13	Nominee	9
8.14	Custodian	9
8.15	Administer Claims	9
8.16	Corporate Rights	9
8.17	Business Interests	9
8.18	Self-Dealing	10
8.19	Expenses	10
8.20	Allocations to Income and Principal	10
8.21	Use of Income	10
8.22	Sever or Join Trusts	10
8.23	Consolidated Funds	10
8.24	Valuations	11
8.25	Incorporation	11
8.26	Delegation	11
8.27	Loans; Advances	11
8.28	Election of Benefits	11
8.29	Investment Manager	11
8.30	Depreciation	11
8.31	Disclaim Assets or Powers	11
8.32	Related Parties	11
8.33	Additional Powers for Income-Producing Real Estate	12
8.34	Winding Up	12

Article 9 Grantor Trust Powers		12

Article 10 Perpetuities Provision		12

Article 11 Administration and Construction		13
11.1	Separate Trusts	13
11.2	Rules for Distributions	13
11.3	Accumulated Income	13
11.4	Transactions With Other Entities	13

Article 12 Applicable Law; Trust Situs
12.1	Validity; Construction	14
12.2	Principal Place of Administration	14
12.3	Determining Situs	14
12.4	Transferring Situs	14
12.5	Substitute Trustee	14

ii

Article 13 Miscellaneous Provisions	14
13.1	Definitions	14
13.2	Right to Information	16
13.3	Notices	16
13.4	Certifications	16
13.5	Adopted Children	17
13.6	Infant in Gestation	17
13.7	Gender and Number	17
13.8	Headings	17
13.9	Further Instruments	17
13.10	Acknowledgments	17
13.11	Binding Effect	17

iii

CALVIN S. KOONCE
2020 TRUST FOR THE DESCENDANTS OF [***]

I, CALVIN S. KOONCE, as Grantor, hereby create the CALVIN S. KOONCE 2020 TRUST FOR THE DESCENDANTS OF [***] (“the Trust”) on December 11, 2020.  [***] is the trustee of this Trust and, in that capacity, [***] and [***] successors are collectively referred to in this Trust as the “Trustee.”

ARTICLE 1
FAMILY

I am married to JANET B. KOONCE, who is referred to as “my wife” in this Trust.  My wife and I are both citizens of the United States.  My wife and I have [***] children, [***] (“[***]”).  References to “my descendants” mean my [***] children named above, and their descendants.  As of the date of this instrument, [***] has the following children: [***].  References to “[***]’s Children” mean [***]’s [***] children named above, and any child subsequently born to [***].  References to “[***]’s descendants” mean [***]’s Children, and the descendants of [***]’s Children.  For the avoidance of doubt, for the purposes of this Trust an adopted child will not be considered a child or descendant of the adopting parent.

ARTICLE 2
TRANSFERS TO TRUST

I hereby convey to the Trustee Ten Dollars ($10), which together with any assets later added to this Trust are referred to as the “Trust Estate.”  Any person may transfer assets to the Trust Estate, if the Trustee agrees to accept them.  Unless otherwise specified in writing at the time of the transfer, those assets will be held as provided in this Trust.  The Trustee accepts the responsibility of the Trustee, acknowledges receipt of the current Trust assets, and agrees to hold the Trust Estate as set forth in this Trust.

ARTICLE 3
IRREVOCABLE PROVISION

I declare that I have no right to alter, amend, modify, or revoke this Trust; to withdraw assets from the Trust; or to require changes in the investments of the Trust.  No part of the Trust may ever revert to me or my wife, be used for my benefit or my wife’s benefit, or be distributed in discharge of my legal obligations or my wife’s legal obligations.  My wife and I shall not be permitted to serve as a Trustee or Co-Trustee of any trust created under this agreement.

ARTICLE 4
TRUST ADMINISTRATION

The Trustee shall hold and administer the Trust Estate (and each separate trust directed to be held and administered pursuant to this Article) as follows:

4.1          Beneficiaries.   The individuals for whose benefit a trust is being held pursuant to this Article at a particular time are referred to as the “Beneficiaries” of such trust and, individually, as a “Beneficiary” of such Trust.  The initial Beneficiaries of the trust are [***]’s Children.

4.2          Discretionary Distributions.  The Trustee may pay to such one or more of the Beneficiaries or apply for their benefit as much income or principal as the Trustee, in its discretion, deems necessary or advisable for their health, education, support, and maintenance.  Any income not distributed or applied to the Beneficiaries is to be incorporated into principal, at such intervals as the Trustee deems convenient.  Notwithstanding any other provision of this agreement, no distribution may be made pursuant to this Section 4.2 if such distribution, or any corresponding equalization distribution made pursuant to Section 4.3, would: (i) discharge the Trustee’s legal obligations to support a Beneficiary; or (ii) discharge my or my wife’s contractual, support or other legal obligation.

4.3          Equalization Distributions.   If the Trustee makes a discretionary distribution to or for the benefit of some but not all of the Beneficiaries pursuant to Section 4.2, the Trustee shall immediately distribute such additional amounts of income and principal as necessary to ensure that all Beneficiaries receive an identical amount.  For the avoidance of doubt, I am including this provision to ensure that distributions to all Beneficiaries shall be equal in value.

4.4          Intent.  The Trustee shall bear in mind my intention that the trust principal be conserved for as long as possible.  Therefore, as an alternative to the distributions described in Section 4.2, the Trustee shall consider lending income and principal of the trust to the Beneficiaries or buying assets for their use, rather than distributing income or principal outright to the Beneficiaries, unless the trustee determines that outright distributions are more appropriate.  For the avoidance of doubt, any lending to the Beneficiaries pursuant to this Section 4.4 must be made equally to all Beneficiaries.

4.5          Discretionary Termination.  The Trustee may terminate the trust at any time, in whole or in part, if for any reason, in the Trustee’s sole and absolute discretion, it is in the best interest of the Beneficiaries.  Upon such termination, the Trustee shall distribute the portion comprising the property subject to such termination in equal shares to the Beneficiaries of the trust.  Without limiting the Trustee’s discretion under this Section in any way, or imposing any legal or equitable obligation whatsoever, because the primary purpose of this trust is the Beneficiaries’ health, education, maintenance and support, I ask, but in no way require, that the Trustees consult with the Beneficiaries before exercising discretion under this Section 4.5.  Notwithstanding any other provision of this agreement, the Trustee may not exercise the termination power described in this Section 4.5 if such exercise would: (i) discharge the Trustee’s legal obligations to support a Beneficiary; or (ii) discharge my or my wife’s contractual, support or other legal obligation.

4.6          Generational Division.  When a first child is born to any Beneficiary (the Beneficiary to whom a first child is born is referred to herein as the “New Parent”), such birth shall cause a “Generational Division” of the Trust.  Upon a Generational Division, a separate new trust (the “New Trust”) shall be created from a fractional share of the assets of the existing trust.  The fractional share shall be calculated as follows: (i) the numerator of the fraction shall be one; and (ii) the denominator of the fraction shall be equal to one plus the number of the New Parent’s siblings who are then Beneficiaries of the existing trust.  The New Trust shall be held and administered as a separate trust as provided in this Article; provided, however, that: (i) the New Parent shall immediately cease to be a Beneficiary of the existing trust; (ii) the New Parent shall not be a Beneficiary of the New Trust; (iii) the New Trust shall be held exclusively for the benefit of the New Parent’s children (who shall be the “Beneficiaries” of the New Trust); and (iv) the New Parent shall become the Trustee of the New Trust.  The Generational Division process described in this Section shall be repeated each time one of the Beneficiaries of a trust has a first child.  For the avoidance of doubt, my intention is that when a Beneficiary has a first child of his or her own, such individual shall immediately cease to be a Beneficiary of the existing trust and shall become the Trustee of the new trust representing his or her fractional share of the previously existing trust.  For further avoidance of doubt: (i) any reference in this Section to a child or the children of an individual shall not include such individual’s legally-adopted children; and (ii) any reference in this Section to a sibling of a New Parent shall not include any individual who has been legally-adopted.

4.7         Termination of Trust.   If at any time there is no living Beneficiary of a trust, the trust assets shall be distributed on a per stirpes basis to the remaining trusts for the descendants of [***] created pursuant to this agreement; but if there are no then living descendants of [***], the assets shall be distributed on a per stirpes basis to the two other trusts created by me today by separate agreement for the descendants of my other children (provided that a share shall be distributed proportionally among any trusts that have been created by a Generation Division).  If at any time there is no living Beneficiary of any of the trusts created by me today by separate agreements, the trust assets shall be distributed as provided in Section 4.8.

4.8         Alternative Distribution.  If none of the Beneficiaries under the preceding provisions survive to receive full distribution of the Trust Estate, the Trustee shall distribute all remaining assets to my heirs at law, determined at that time as if I had died unmarried and intestate under Florida law then in effect.  The share of each such person will be held in trust for that person under the terms of this article.  If any assets are then being held in trust for that person under this instrument, the assets passing to that person will be added instead to the trust held for that person.

ARTICLE 5
PROVISIONS GOVERNING TRUSTEES

The following provisions apply to all Trustees appointed under this Trust:

5.1          Trusts Created Pursuant to Generational Divide. As described in Section 4.5, upon a Generational Divide creating a New Trust for the benefit of a New Parent’s children, I appoint such New Parent as the Trustee of such New Trust.  If the New Parent is unable or unwilling to act as Trustee of such New Trust, the Trustee serving at the time of the Generational Divide shall appoint a successor Trustee (including, but not limited to, the Trustee so making the appointment).  If the Trustee serving at the time of the Generational Divide is unable or unwilling to designate a successor Trustee, a majority of [***]’s descendants, including the natural or legal guardians of any descendants who are then disabled, shall appoint a successor Trustee.  If there are no such descendants who are able and willing to designate a successor Trustee, a majority of my descendants, including the natural or legal guardians of any descendants who are then disabled, shall appoint a successor Trustee.  Notwithstanding any other provision of this agreement, a Beneficiary of a particular trust shall not be permitted to serve as a Trustee or Co-Trustee of such trust.

5.2          Incapacity of Trustee . If any Trustee becomes disabled (as defined in this Trust), he or she will immediately cease to act as Trustee.

(a)         Suspension.  For purposes of this Section 5.2, if a Trustee fails to sign a release of relevant medical information necessary to determine his or her capacity, that Trustee will be suspended 30 days after the request for such a release is delivered to him or her by the named successor Trustee, or if none, by the persons then entitled to appoint a successor Trustee.

(b)          Reinstatement.  If a Trustee who ceases to serve because of a disability, or who is suspended as provided above, thereafter recovers from that disability or consents to the release of relevant medical information, he or she may elect to become a Trustee again by giving written notice to the then serving Trustee, and the last Trustee who undertook to serve will then cease to be a Trustee until another successor Trustee is required.

5.3          Resignation.  Any Trustee may resign by giving 30 days’ written notice delivered personally or by mail to any then serving Co-Trustee and to me if I am then living and not disabled; otherwise to the next named successor Trustee, or if none, to the persons having power to appoint successor Trustees.

5.4         Appointment of Co-Trustee.  Any Trustee (the “Appointing Trustee”) may appoint at any time a Co-Trustee (the “Appointed Trustee”) to serve with such Appointing Trustee.  The appointment will be by a written document delivered to the Appointed Trustee and to the permissible current Beneficiaries, including the natural or legal guardians of any Beneficiaries who are then disabled.  The Appointing Trustee, or the Appointing Trustee’s successor appointed pursuant to Section 5.1, may remove the Appointed Trustee for any reason by giving 30 days’ written notice to the Appointed Trustee and to the Beneficiaries, including the natural or legal guardians of any Beneficiaries who are then disabled.  Notwithstanding any other provision of this agreement, a Beneficiary of a particular trust shall not be permitted to serve as a Trustee or Co-Trustee of such trust.

5.5         Power to Name Other Trustees.  Whenever a successor Trustee is required and that position is not filled under the terms specified in this Trust, a majority of the Beneficiaries, including the natural or legal guardians of any Beneficiaries who are then disabled, shall appoint a successor Trustee.  The appointment will be by a written document delivered to the appointed Trustee.  Notwithstanding any other provision of this agreement, a Beneficiary of a particular trust shall not be permitted to serve as a Trustee or Co-Trustee of such trust.

5.6         Powers of Successor Trustees.  Successor Trustees will have all powers granted to the original Trustee, except that only an Independent Trustee will succeed to the powers vested exclusively in the Independent Trustee.  Unless a Co-Trustee continues to serve, a Trustee ceasing to serve for any reason has the duties and powers necessary to protect the Trust Estate until it is delivered to a successor Trustee.

5.7         Accountings.  Unless waived, accountings must be given to Qualified Beneficiaries at least annually (quarterly if a Corporate Trustee is serving), as provided in Sections 736.0813 and 736.08135 of the Florida Statutes.  The written approval by a beneficiary (individually or by representation) of an accounting will be final and binding upon that beneficiary and all persons represented by him or her as to all matters disclosed in that accounting.  In any event, if a beneficiary (or his or her representative) fails to object to an accounting within six months of receiving it, that beneficiary’s approval is conclusively presumed.  A successor Trustee may require the prior Trustee to render a full and final accounting.  The Trustee shall provide all other information required under Section 736.0813 of the Florida Statutes, unless waived as permitted in that section, and the limitations on proceedings against the Trustee as specified in Section 736.1008 of the Florida Statutes will apply, despite any other provision of this section.

5.8          Acts by Other Fiduciaries.  The Trustee shall take reasonable steps to compel a former Trustee or other person to deliver trust property to the Trustee, but otherwise is not required to question any acts or failures to act of the fiduciary of any other trust or estate, and will not be liable for any prior fiduciary’s acts or failures to act.  The Trustee can require a Beneficiary who requests an examination of another fiduciary’s actions or omissions to advance all costs and fees incurred in the examination, and if the Beneficiary does not, the Trustee may elect not to proceed or may proceed and offset those costs and fees directly against any payment that would otherwise be made to that Beneficiary.

5.9          Court Supervision.  I waive compliance by the Trustee with any law requiring bond, registration, qualification, or accounting to any court.

5.10       Compensation.  Each Trustee is entitled to be paid reasonable compensation for services rendered in the administration of the Trust.  Reasonable compensation for a Corporate Trustee will be its published fee schedule in effect when its services are rendered unless otherwise agreed in writing, and except as follows.  Any fees paid to a Corporate Trustee for making principal distributions, for termination of the trust, and upon termination of its services must be based solely on the value of its services rendered, not on the value of the trust principal.

5.11       Indemnity.  Any Trustee who ceases to serve for any reason will be entitled to receive (and the continuing Trustee shall make suitable arrangements to provide) reasonable indemnification and security to protect and hold that Trustee harmless from any damage or liability of any nature that may be imposed upon it because of its actions or omissions while serving as Trustee.  This protection, however, does not extend to a Trustee’s negligent actions or omissions that clearly and demonstrably result in damage or liability.  A prior Trustee may enforce these provisions against the current Trustee or against any assets held in the Trust, or if the prior Trustee is an individual, against any Beneficiary to the extent of distributions received by that Beneficiary.  This indemnification right will extend to the estate, personal representatives, legal successors, and assigns of a Trustee.

5.12         Multiple Trustees.  If there are two or more Trustees serving at any time, the following will apply:

(a)          Authority.  If only two Trustees are serving, any power or discretion of the Trustees may be exercised only by their joint agreement.  If more than two Trustees are serving, and unless unanimous agreement is specifically required by the terms of this Trust, any power or discretion of the Trustees may be exercised only by a majority.  Despite the foregoing, if a Co-Trustee is unavailable to perform duties because of absence, illness, disqualification under other law, or other temporary disability, and prompt action is necessary to achieve the purposes of the Trust or to avoid injury to the Trust property, the remaining Co-Trustee if only one, or a majority of the remaining Co-Trustees if more than one, may act for the Trust.

(b)         Delegation.  The Trustees may delegate to any one or more of themselves the authority to act on behalf of all the Trustees and to exercise any power held by the Trustees.  Trustees who consent to the delegation of authority to other Trustees will be liable for the consequences of the actions of those other Trustees as if the consenting Trustees had joined the other Trustees in performing those actions.  Despite the above, only an Independent Trustee may exercise the powers and discretions vested exclusively in Independent Trustees.

(c)         Dissents.    A dissenting Trustee who did not consent to the delegation of authority to another Trustee and who has not joined in the exercise of a power or discretion cannot be held liable for the consequences of the exercise.  A dissenting Trustee who joins only at the direction of the majority will not be liable for the consequences of the exercise if the dissent is expressed in writing delivered to any of the other Trustees before the exercise of that power or discretion.

ARTICLE 6
SPENDTHRIFT PROVISION

The interest of any beneficiary under this Trust, in both income or principal, may not be anticipated, alienated, or in any other manner assigned by the beneficiary, either voluntarily or involuntarily, and will not be subject to any legal process, bankruptcy proceedings, or the interference or control of the beneficiary’s creditors or others.

ARTICLE 7
GENERATION-SKIPPING TAX PROVISIONS

If GST exemption is to be allocated to any separate trust and the allocation would cause that trust to have an inclusion ratio greater than zero, then before the allocation is made, the Trustee is authorized to divide the trust into two separate trusts representing fractional shares of the assets being divided, so that the GST exemption can be allocated to give one such separate trust an inclusion ratio of zero (an “exempt trust”) and the other separate trust an inclusion ratio of one (a “nonexempt trust”).  Except as may otherwise be specifically provided in this Trust, the separate trusts will be governed by the same provisions that would apply if the trust had not been divided.

7.1         Protection of Exempt Status.  No assets are to be added to a trust that would change the inclusion ratio of that trust to a number greater than zero.  Instead, the Trustee shall hold those assets as a separate trust under the terms and conditions specified in this Trust, but with a separate inclusion ratio.  If a trust has already been divided into exempt and nonexempt trusts, and assets are added to the trust that are either wholly exempt or wholly nonexempt, the assets to be received are to be added to the separate trust of the same character, or if none, held as a separate trust retaining their exempt or nonexempt status.

7.2         Operation of Separate Trusts.  If a trust is divided into separate trusts, the Trustee may make different decisions with respect to the separate trusts concerning tax elections, the exercise of the Trustee’s discretionary powers and authority (including decisions whether to make discretionary distributions), investment decisions, and any other actions consistent with treatment as separate trusts, except that, as between an exempt trust and a nonexempt trust, the Trustee shall pay all taxes, expenses, and other charges allocable to those trusts first from the nonexempt trust and, only after that trust is exhausted, from the exempt trust.

ARTICLE 8
FIDUCIARY POWERS

I grant to the Trustee full power to deal freely with any property in the Trust.  The Trustee may exercise these powers independently and without the approval of any court.  No person dealing with the Trustee need inquire into the propriety of any of its actions or into the application of any funds or assets.  The Trustee however, shall exercise all powers in a fiduciary capacity in good faith, as a prudent person would using reasonable care, skill, and caution, for the best interest of the beneficiaries of any trust created in this Trust.  Without limiting the generality of the foregoing, the Trustee is given the following discretionary powers in addition to any other powers conferred by law:

8.1         Type of Assets.  Except as otherwise provided to the contrary, to hold funds uninvested for such periods as the Trustee deems prudent, and to invest in any assets the Trustee deems advisable even though they are not technically recognized or specifically listed in so-called “legal lists,” without responsibility for depreciation or loss on account of those investments, or because those investments are non-productive, as long as the Trustee acts in good faith.

8.2        Original Assets.  Except as otherwise provided to the contrary, to collect and retain the original assets it receives for as long as it deems best, and to dispose of those assets when it deems advisable, even though such assets, because of their character or lack of diversification, would otherwise be considered improper investments for the Trustee.

8.3        Tangible Personal Property.  To receive and hold tangible personal property; to pay or refrain from paying storage and insurance charges for such property; and to permit any Beneficiaries to use such property without either the Trustee or Beneficiaries incurring any liability for wear, tear, and obsolescence of the property.

8.4         Financial Accounts.  To deposit trust money in one or more accounts in regulated financial service institutions, including but not limited to banks, savings institutions, and brokerage houses, and to draw checks, drafts, or other forms of withdrawal, including electronic transfers, from those accounts.

8.5         Specific Securities.  To invest in assets, securities, or interests in securities of any nature, whether obtained in domestic or foreign markets, including (without limit) precious metals, and currencies; to invest in mutual or investment funds, including funds for which the Trustee or any affiliate performs services for additional fees, whether as manager, custodian, transfer agent, investment advisor or otherwise, or in securities distributed, underwritten, or issued by the Trustee, its affiliates, or syndicates of which it is a member and I specifically authorize the Trustee to invest in the instruments described in Section 736.0802(5) of the Florida Statutes (including assets other than qualified investment instruments) without notice to or consent from any Beneficiary; to trade on credit or margin accounts (whether secured or unsecured); and to pledge assets of the Trust Estate for that purpose.

8.6          Property Transactions.  To buy, sell, pledge, exchange, or lease any real or personal property, publicly or privately, for cash or credit, without court approval and upon the terms and conditions that the Trustee deems advisable; to execute deeds, leases, contracts, bills of sale, notes, mortgages, security instruments, and other written instruments; to grant, acquire, or exercise options; to abandon or dispose of any real or personal property in the Trust which has little or no monetary or useful value; to improve, repair, insure, subdivide and vacate any property; to erect, alter or demolish buildings; to adjust boundaries; and to impose easements, including conservation easements, restrictions, and covenants as the Trustee sees fit.  An instrument described in this section will be valid and binding for its full term even if it extends beyond the full duration of the Trust.

8.7          Borrow Money.  To borrow money from any source, to guarantee indebtedness, and to secure the loan or guaranty by mortgage or other security interest.

8.8          Maintain Assets.  To expend whatever funds it deems proper for the preservation, maintenance, or improvement of assets.  The Trustee in its discretion may elect any options or settlements or exercise any rights under all insurance policies that it holds.  However, no fiduciary who is the insured of any insurance policy held in the Trust may exercise any rights or have any incidents of ownership with respect to the policy, including the power to change the beneficiary, to surrender or cancel the policy, to assign the policy, to revoke any assignment, to pledge the policy for a loan, or to obtain from the insurer a loan against the surrender value of the policy.  All such power is to be exercised solely by the remaining Trustee, if any, or if none, by a special fiduciary appointed for that purpose by a court having jurisdiction.

8.9         Insurance.  To obtain property, casualty, liability or any other insurance for the Trust, including insurance for the Trustee and its agents against damage or liability arising from administration of the Trust.

8.10        Advisors.  To employ and compensate attorneys, accountants, advisors, financial consultants, managers, agents, and assistants (including any individual or entity who provides investment advisory or management services, or who furnishes professional assistance in making investments for the Trust) without liability for any act of those persons, if they are selected and retained with reasonable care.  Fees may be paid from the Trust Estate even if the services were rendered in connection with ancillary proceedings.  The Trustee may serve in any of these capacities and be compensated separately for its services in each.

8.11       Indirect Distributions.  To make distributions, whether of principal or income, to any person under age 21 or to any person the Trustee reasonably believes is disabled according to the terms of this Trust by (i) making distributions directly to that person whether or not that person has a guardian; to the parent, guardian, or spouse of that person; to a custodial account established by the Trustee or others for that person under an applicable Uniform Gift to Minors Act or Uniform Transfers to Minors Act; to any adult who resides in the same household with that person or who is otherwise responsible for the care and well-being of that person; (ii) managing the amount as a separate fund on that person’s behalf, subject to his or her continuing right to withdraw that amount; or (iii) applying any distribution for the benefit of that person in any manner the Trustee deems proper.  The receipt of the person to whom payment is made will constitute full discharge of the Trustee with respect to that payment.  No distributions may be made to me or my wife under this Section 8.11.  For the avoidance of doubt, no provision in this Section shall in any way alter the requirement, as stated in Section 4.3, that distributions to all Beneficiaries shall be equal in value.

8.12       Non-Pro Rata Distribution.  To make any division or distribution in money or in kind, or both, without allocating the same kind of property to all shares or distributees, and without regard to the income tax basis of the property.  Any division will be binding and conclusive on all parties.  For the avoidance of doubt, no provision in this Section shall in any way alter the requirement, as stated in Section 4.3, that distributions to all Beneficiaries shall be equal in value.

8.13        Nominee.  Except as prohibited by law, to hold any assets in the name of a nominee without disclosing the fiduciary relationship; to hold the property unregistered, without affecting its liability; and to hold securities endorsed in blank, in street certificates, at a depository trust company, or in a book entry system.

8.14        Custodian.  To employ a custodian or agent (“the Custodian”) located anywhere within the United States, at the discretion of the Trustee but at the expense of the Trust, whether or not such Custodian is an affiliate of the Trustee or any person rendering services to the Trust; to register securities in the name of the Custodian or a nominee thereof without designation of fiduciary capacity; and to appoint the Custodian to perform such other ministerial functions as the Trustee may direct.  While such securities are in the custody of the Custodian, the Trustee will be under no obligation to inspect or verify such securities nor will the Trustee be responsible for any loss by the Custodian.

8.15        Administer Claims.  To contest, compromise, arbitrate, or otherwise adjust claims in favor of or against the Trust, including paying those claims in full; to agree to any rescission or modification of any contract or agreement; and to refrain from instituting any suit or action unless indemnified for reasonable costs and expenses.

8.16       Corporate Rights.  To vote and exercise any option, right, or privilege to purchase or to convert bonds, notes, stock (including shares or fractional shares of stock of any Corporate Trustee), securities, or other property; to borrow money for the purpose of exercising any such option, right, or privilege; to delegate those rights to an agent; to enter into voting trusts and other agreements or subscriptions; to participate in any type of liquidation or reorganization of any enterprise; and to write and sell covered call options, puts, calls, straddles, or other methods of buying or selling securities, as well as all related transactions.

8.17        Business Interests.  To hold interests in sole proprietorships, general or limited partnerships, joint ventures, business trusts, land trusts, limited liability companies, and other domestic and foreign forms of organizations; and to exercise all rights in connection with such interests as the Trustee deems appropriate, including any powers applicable to a non-admitted transferee of any such interest.

8.18        Self-Dealing.  To exercise all its powers even though it may also be acting individually or on behalf of any other person or entity interested in the same matters.  The Trustee, however, shall exercise these powers at all times in a fiduciary capacity, primarily in the interest of the Beneficiaries of the Trust.  Despite any other provision of this Trust, no Trustee may participate in the decision to make a discretionary distribution that would discharge a legal support obligation of that Trustee.  No Trustee who has made a disclaimer, either individually or as a Trustee, may exercise any discretion in determining the recipient of the disclaimed property, except pursuant to an ascertainable standard.  All power to make such unlimited distributions, or to determine recipients of disclaimed property, will be exercised solely by the remaining Trustees, if any, or if there are no other Trustees then serving, by the person or persons named to serve as the next successor Trustee, or if there are none, by a special Trustee appointed for that purpose by a court having jurisdiction.

8.19       Expenses.  To pay all expenses of administration for the Trust Estate, including all taxes, assessments, compensation of the Trustee and its employees and agents, and reimbursements for expenses advanced (with interest as appropriate).  The Trustee may determine how expenses of administration and receipts are to be apportioned between principal and income.

8.20        Allocations to Income and Principal
.  To treat premiums and discounts on bonds and other obligations for the payment of money in accordance with either generally accepted accounting principles or tax accounting principles and, except as otherwise provided to the contrary, to hold nonproductive assets without allocating any principal to income, despite any laws or rules to the contrary.  The Trustee is expressly prohibited from exercising any power to adjust between income and principal as set forth in Section 738.104(1) of the Florida Statutes; in addition, the provisions of Section 738.1041 of the Florida Statutes, or any corresponding provision of future law, will not be used in the administration of this Trust.

8.21       Use of Income.  Except as otherwise provided in this Trust, and in addition to all other available sources including the Trust principal, to exercise its discretion in the use of income from the assets of the Trust to satisfy the liabilities described in this Trust, without accountability to any Beneficiary.

8.22       Sever or Join Trusts.  To sever any trust on a fractional basis into two or more separate trusts, and to segregate by allocation to a separate account or trust a specific amount from, a portion of, or a specific asset included in any trust.  The Trustee may consolidate two or more trusts (including trusts created by different transferors) having substantially the same beneficial terms and conditions into a single trust.  The Trustee may take into consideration differences in federal tax attributes and other pertinent factors in administering any separate account or trust, in making applicable tax elections, and in making distributions.  A trust created by severance or consolidation will be treated as a separate trust for all purposes from the date on which the severance or consolidation is effective (which may be before the exercise of this power), and will be held on the same beneficial terms and conditions as those before the severance or consolidation.  Income earned on a consolidated or severed amount, portion, or specific asset after the consolidation or severance is effective will pass with that amount, portion, or specific asset.

8.23        Consolidated Funds.  Unless inconsistent with other provisions of this Trust, to hold two or more trusts or other funds in one or more consolidated funds, in which the separate trusts or funds have undivided interests, except that an accounting must be rendered to each trust showing its undivided interests in those funds.

8.24       Valuations.  In making distributions or allocations under the terms of this Trust to be valued as of a particular date, to use asset valuations obtained for a date reasonably close to that particular date (such as a quarterly closing date before or after that date) if, in the Trustee’s judgment, obtaining appraisals or other determinations of value on that date would result in unnecessary expense, and if in the Trustee’s judgment, the fair market value as determined is substantially the same as on that actual date.  This paragraph will not apply if valuation on a specific date is required to preserve a qualification for a tax benefit, including any deduction, credit, or most favorable allocation of an exemption.

8.25        Incorporation.  To incorporate any business or venture, and to continue any unincorporated business that the Trustee determines to be not advisable to incorporate.

8.26        Delegation.  To delegate periodically among themselves the authority to perform any act of administration of any trust.

8.27        Loans; Advances.  To make loans to anyone under commercially reasonable terms, and to make cash advances or loans to Beneficiaries, with or without security.  The Trustee may retain a lien on future distributions to a Beneficiary to repay those loans.

8.28       Election of Benefits.  To select a mode of payment under any employee benefit or retirement plan, annuity, or life insurance payable to the trustee, exercise rights under such plan, annuity, or insurance, including exercise of the right to indemnification for expenses and against liabilities, and take appropriate action to collect the proceeds.

8.29       Investment Manager.  To employ any investment management service, financial institution, or similar organization to advise the Trustee and to handle all investments of the Trust and to render all accountings of funds held on its behalf under custodial, agency, or other agreements.  If the Trustee is an individual, these costs may be paid as an expense of administration in addition to fees and commissions.

8.30       Depreciation.  To deduct from all receipts attributable to depreciable property a reasonable allowance for depreciation, computed in accordance with generally accepted accounting principles consistently applied.

8.31       Disclaim Assets or Powers.  To disclaim any assets otherwise passing or any fiduciary powers pertaining to any trust created hereunder, by execution of an instrument of disclaimer meeting the requirements of applicable law generally imposed upon individuals executing disclaimers.  No notice to or consent of any Beneficiary, other interested person, or any court is required for any such disclaimer, and the Trustee is to be held harmless for any decision to make or not make such a disclaimer.  No disclaimer by the Trustee, whether as a fiduciary or as an individual, will cause that person to be treated as having predeceased me for purposes of serving as Trustee.

8.32       Related Parties.  To enter into any transaction on behalf of the Trust despite the fact that another party to that transaction may be: (i) a business or trust controlled by the Trustee, or of which the Trustee, or any director, officer, or employee of the Corporate Trustee, is also a director, officer, or employee; (ii) an affiliate or business associate of any Beneficiary or the Trustee; or (iii) a Beneficiary or Trustee under this Trust acting individually, or any relative of such a party.

8.33        Additional Powers for Income-Producing Real Estate.  In addition to the other powers set forth above or otherwise conferred by law, the Trustee has the following powers with respect to any income-producing real property which is or may become a part of the Trust Estate:

•	To retain and operate the property for as long as it deems advisable;

•
To control, direct, and manage the property, determining the manner and extent of its active participation in these operations, and to delegate all or any part of its supervisory power to other persons that it selects;

•	To hire and discharge employees, fix their compensation, and define their duties;

•	To invest funds in other land holdings and to use those funds for all improvements, operations, or other similar purposes;

•
Except as otherwise provided with respect to mandatory income distributions, to retain any amount of the net earnings for working capital and other purposes that it deems advisable in conformity with sound and efficient management; and

•	To purchase and sell machinery, equipment, and supplies of all kinds as needed for the operation and maintenance of the land holdings.

8.34        Winding Up.  On termination of a trust, to exercise the powers appropriate to wind up the administration of that trust and distribute the remaining assets to the persons entitled to them, and to retain a reasonable reserve for the payment of debts, expenses, and taxes.

ARTICLE 9
GRANTOR TRUST POWERS

I intend that I be treated as the owner of the Trust Estate (both income and principal) for income tax purposes under one or more of Sections 671 through 678 of the Internal Revenue Code.  For that purpose, I reserve a Substitution Power (as that term is defined Article 13) over all Trust assets during my lifetime, so long as any assets remain in this Trust.  I may irrevocably release this power at any time by an instrument in writing signed by me and delivered to each Trustee.

ARTICLE 10
PERPETUITIES PROVISION

Despite any contrary provisions of this Trust, the share of each Beneficiary will vest (in the Beneficiary or his or her estate) immediately prior to the expiration of the longest fixed period allowed by the Florida Rule Against Perpetuities after the creation of this Trust.

ARTICLE 11
ADMINISTRATION AND CONSTRUCTION

11.1        Separate Trusts.  This Trust may call for the creation of separate trusts under one or more gifts, such as trusts for separate Beneficiaries or exempt and nonexempt trusts for generation-skipping purposes.  If so, those trusts are to arise as of the event creating them, e.g., my death or the death of another person, even if those trusts are not immediately funded or their shares not exactly determined, so as to be considered separate trusts as of that event under all provisions of the Internal Revenue Code.

11.2         Rules for Distributions.  In making distributions to Beneficiaries under this Trust, the Trustee must use the following criteria.

(a)          Other Resources.  Whenever the Trustee has the authority to decide how much to distribute to or for the benefit of a Beneficiary, the Trustee should make decisions taking into account any information readily available to it about the Beneficiary’s other available income and resources (including any obligations owed to him or her by any person that are reasonably able to be discharged).  The Trustee may rely on financial statements or tax returns from the Beneficiary.  The Trustee can make payments directly to a Beneficiary or to other persons for the Beneficiary’s benefit, but it does not have to make payments to a court appointed guardian.

(b)          Trustee’s Decision.  Absent clear and convincing evidence of bad faith, the Trustee’s decisions as to amounts to be distributed will be final; provided, however, that this shall in no way alter the requirement, as stated in Section 4.3, that distributions to all Beneficiaries shall be equal in value.

(c)          Standard of Living.  Distributions to a Beneficiary for health, education, support, or maintenance are to be based on his or her standard of living, determined as of the date of the distribution.

(d)          Prohibitions.  Notwithstanding any other provision of this agreement, no Trustee shall have the power or authority to distribute income or principal of a trust in a manner that would: (i) discharge the Trustee’s legal obligations, in any capacity, to support a Beneficiary of the trust; or (ii) discharge my or my wife’s contractual, support or other legal obligation.

11.3       Accumulated Income.  Any income not distributed to the Beneficiaries pursuant to either a mandatory direction or a discretionary power is to be incorporated into principal, at such intervals as the Trustee deems convenient.

11.4        Transactions With Other Entities.  The Trustee may buy assets from other estates or trusts, or make loans to them, so that funds will be available to pay claims, taxes, and expenses.  The Trustee can make those purchases or loans even if it serves as the fiduciary of that estate or trust, and on whatever terms and conditions the Trustee thinks are appropriate, except that the terms of any transaction must be commercially reasonable.

ARTICLE 12
APPLICABLE LAW; TRUST SITUS

All questions regarding the law to be applied or the appropriate situs of any trust will be governed by the terms of this article as follows:

12.1       Validity; Construction.  All matters involving the validity, interpretation, construction, and meaning (or effect) of the Trust created under this instrument are to be governed by Florida law, which is currently my domicile.

12.2       Principal Place of Administration.  All matters involving the administration of the Trust created under this instrument are to be governed by Florida law, which is currently my domicile and the initial principal place of administration (the “situs”) of those trusts.  A Trustee may change the principal place of administration of any trust as provided below.

12.3       Determining Situs.  I waive the Trustee’s duty to administer the Trust in a jurisdiction appropriate to the purposes of the Trust and its administration as set forth in Section 736.0108 of the Florida Statutes.  The Trustee may administer the Trust in any jurisdiction in which it sees fit, irrespective of whether that jurisdiction is appropriate for any or all purposes of the Trust, provided there is a sufficient connection with that jurisdiction.

12.4        Transferring Situs.  The Trustee, acting from time to time and without court approval, may transfer the situs of the Trust to any jurisdiction within the United States, subject to the notice requirements contained in Section 736.0108(6) of the Florida Statutes.

12.5       Substitute Trustee.  If the Trustee is unable or unwilling to serve in the new trust situs, the Trustee may: designate a substitute Trustee to act with respect to that property in the new situs; delegate to the substitute Trustee any or all of the powers given to the Trustee; elect to act as advisor to the substitute Trustee and receive reasonable compensation for that service; and remove any acting substitute Trustee and appoint another, or reappoint itself, if appropriate, at will.

ARTICLE 13
MISCELLANEOUS PROVISIONS

13.1         Definitions.  As used in this Trust, the following terms have the meanings set forth below:

(a)          Fiduciaries.

(1)          Corporate Trustee means a trustee that is a bank, trust company, or other entity authorized to serve as a trustee under the laws of the United States or any state thereof that is not a Related Person as to me.  A bank or trust company that does not meet this requirement cannot serve as Trustee.

(b)         Internal Revenue Code Terms.

(1)         Internal Revenue Code means the federal Internal Revenue Code of 1986, as amended from time to time, or successor provisions of future federal internal revenue laws.

(2)          The terms health, education, support, and maintenance are intended to set forth an “ascertainable standard,” as described in the Internal Revenue Code and its associated Regulations.  To the extent not inconsistent with the foregoing, “health” means a Beneficiary’s physical and mental health, including but not limited to payments for examinations, surgical, dental, or other treatment, medication, counseling, hospitalization, and health insurance premiums; “education” means elementary, secondary, post-secondary, graduate, or professional schooling in an accredited institution, public or private, or attendance at other formal programs in furtherance of the Beneficiary’s spiritual, athletic, or artistic education, including but not limited to payments for tuition, books, fees, assessments, equipment, tutoring, transportation, and reasonable living expenses.

(3)         Related Person as to a particular individual is someone who is deemed to be “related or subordinate” to that individual under Section 672(c) of the Internal Revenue Code (as though that individual was a grantor).

(4)          A Substitution Power means the right, acting in a non-fiduciary capacity and without the approval of the Trustee, any Beneficiary of the Trust, or any person acting in a fiduciary capacity on behalf of any of such persons, to acquire any portion of the Trust, including undistributed income, by substituting other property of an equivalent value.   Despite the foregoing, I may not acquire any policy of insurance on my life, nor any dividend or other payment made under such policy.  I must certify in writing that the property substituted is of equivalent value to the property acquired, and that to the extent assets are nonmarketable, must obtain and pay for the cost of an independent appraisal.  The Trustee has a fiduciary duty to confirm the assets proposed to be substituted are of equivalent value.  Any disputes over valuation resulting from the exercise of this power will be resolved through arbitration conducted in accordance with the rules of the American Arbitration Association by an arbitrator agreed upon by the parties.  If the parties do not agree upon an arbitrator, then the dispute will be resolved by a Court of competent jurisdiction.  I may irrevocably release this power at any time by an instrument in writing signed by me and delivered to each Trustee.

(c)          Other Terms.

(1)          An individual who is the genetic child of parents who were not married to each other at his or her birth will be deemed not to be a descendant of his or her father unless the father (i) is married to that individual’s mother at any time during the period starting at that individual’s conception and ending at his or her birth, (ii) marries that individual’s mother after that individual’s birth, or (iii) acknowledges his paternity of the individual in a signed instrument filed with any court or governmental agency or delivered to any fiduciary during that father’s lifetime.  In all events, a person must be born no later than 18 months after his or her parent’s death to be considered a descendant of that parent.

(2)          Distributions that are to be made to a person’s descendants, per stirpes, will be divided into equal shares, so that there will be one share for each living child (if any) of that person and one share for each deceased child who has then living descendants.  The share of each deceased child will be further divided among his or her descendants on a per stirpes basis, by reapplying the preceding rule to that deceased child and his or her descendants as many times as necessary.

(3)          Disabled or under a disability means (i) being under the legal age of majority, (ii) having been adjudicated to be incapacitated, (iii) having been incarcerated for more than thirty consecutive days, (iv) being unaccountably absent for more than thirty days or being detained under duress, or (v) being unable to manage properly personal or financial affairs because of a mental or physical impairment (whether temporary or permanent in nature).  A written certificate executed by an individual’s attending physician confirming that person’s impairment will be sufficient evidence of disability under item (v) above, and all persons may rely conclusively on such a certificate.

(4)          The words will and shall are used interchangeably in this Trust and mean, unless the context clearly indicates otherwise, that the Trustee must take the action indicated; as used in this Trust, the word may means that the Trustee has the discretionary authority to take the action but is not automatically required to do so.

13.2        Right to Information.  During my lifetime and while I am not disabled, the Trustee shall provide me with any information I request concerning actions taken by the trustee and the operation of the Trust, including a full listing of its assets.  Upon my death or disability, the Trustee shall provide such information, upon request, to the person then entitled to appoint successor Trustees as specified in Section 5.5.

13.3        Notices.  Any person entitled or required to give notice under this Trust shall exercise that power by a written instrument clearly setting forth the effective date of the action for which notice is being given.  The instrument may be executed in counterparts.

13.4         Certifications.

(a)        From Personal Representative.  For some purposes, the Trustee is authorized to rely on a certificate from my Personal Representative as to certain facts.  That certificate must be in writing and witnessed by two impartial persons, but need not be notarized.  It is to be delivered to the Trustee in the same fashion as provided for other notices.

(b)         Facts.  A certificate signed and acknowledged by the Trustee stating any fact affecting the Trust Estate or the trust agreement will be conclusive evidence of such fact in favor of any transfer agent and any other person dealing in good faith with the Trustee.  The Trustee may rely on a certificate signed and acknowledged by any Beneficiary stating any fact concerning the Trust Beneficiaries, including dates of birth, relationships, or marital status, unless an individual serving as Trustee has actual knowledge that the stated fact is false.  Knowledge of all other facts will be determined as provided in Section 736.0104 of the Florida Statutes.

(c)          Copy.  Any person may rely on a copy of this instrument (in whole or in part) certified to be a true copy by me; by any person specifically named as a Trustee (or successor Trustee); by any Corporate Trustee whether or not specifically named; or, if there are none of the above, by any then serving Trustee.

13.5        Adopted Children.  For purposes of this Trust, a legally adopted child (and any descendants of that child) will not be considered a child or descendant of the adopting parent.  For purposes of this Trust, where “Beneficiaries” are defined to include a particular individual’s children, only naturally-born children of such individual are to be included in this definition.

13.6        Infant in Gestation.  For all purposes of this Trust, an infant in gestation who is later born alive will be deemed to be in being during the period of gestation for the purpose of qualifying the infant, after it is born, as a Beneficiary of this Trust.

13.7         Gender and Number.  Reference in this Trust to any gender includes either masculine or feminine, as appropriate, and reference to any number includes both singular and plural where the context permits or requires.

13.8        Headings.  Use of descriptive titles for articles and paragraphs is for the purpose of convenience only and is not intended to restrict the application of those provisions.

13.9         Further Instruments.  I agree to execute such further instruments as may be necessary to vest the Trustee with full legal title to the property transferred to this Trust.

13.10     Acknowledgments.  Acknowledgments of this trust agreement and matters affecting the administration of the Trust may be given for purposes of recording such instruments, but the absence of an acknowledgment does not affect the validity of those instruments.

13.11       Binding Effect.  This trust agreement extends to and is binding upon my Personal Representative, successors, and assigns, and upon the Trustee.

Executed as of the effective date written above.

GRANTOR

/s/ Calvin Koonce
CALVIN S. KOONCE

This instrument was signed, sealed, published, and declared by the Grantor as his Trust Agreement in our joint presence, and at his request we have signed our names as attesting witnesses in his physical presence and in the physical presence of each other on the date written above.  We affirm we heard the Grantor declare this document to be his Trust Agreement.

Name	Address

[***]	Naples, Florida

[***]	Naples, Florida

STATE OF FLORIDA
COUNTY OF COLLIER

I, CALVIN S. KOONCE, declare to the officer taking my acknowledgment of this instrument, and to the subscribing witnesses, that I signed this instrument as my Trust Agreement.

/s/ Calvin Koonce
CALVIN S. KOONCE

We, ________[***]_________________ and __________[***]_______________, have been sworn by the officer signing below, and declare to that officer on our oaths that the Grantor declared the instrument to be his Trust Agreement and signed it in our presence, and that we each signed the instrument as a witness in the presence of the Grantor and of each other.

[***]
Witness

[***]
Witness

Acknowledged and subscribed before me by means of physical presence by the Grantor, CALVIN S. KOONCE, who is personally known to me or who has produced Florida Drivers License as identification, and sworn to and subscribed before me by means of physical presence by the witnesses, __________[***]_______________, who is personally known to me or who has produced ____________________ as identification, and by ______________________________, who is personally known to me or who has produced _______[***]________ as identification, and subscribed by me in the presence of the Grantor and the subscribing witnesses, all on December 11, 2020.

/s/ [***]
Notary Public, State of Florida
(Stamp Name, Commission # and Expiration below)

Notary Public State of Florida
[***]
My Commission [***]
Expires [***]

Signed in the presence of:	TRUSTEE

/s/ [***]	/s/ [***]
[***]	[***]

/s/ [***]
[***]
Two witnesses as to
[***]

2